UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 16, 2018

Alcentra Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	1-36447	46-2961489
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

200 Park Avenue, 7th Floor
New York, NY 10166

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 922-8240

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2018, the board of directors (the “Board”) of Alcentra Capital Corporation (the “Company”) approved an increase in the size of the Board from three to five members and appointed each of William H. Wright II and Frederick Van Zijl to the Board effective as of September 16, 2018. Each of Messrs. Wright and Van Zijl were also appointed to the Company’s Audit Committee (the “Audit Committee”), Compensation Committee, and Nominating and Corporate Governance Committee, effective as of September 16, 2018.

Mr. Wright served as a Managing Director of Morgan Stanley until his retirement in 2010, having joined the firm in 1982. During time at Morgan Stanley, Mr. Wright served as head of the Corporate Finance Execution group, where he was responsible for leading and coordinating teams in the execution of complex equity offerings for multinational corporations, and as Worldwide Director of the firm’s Financial Analyst Program for two years. In May 2013, Mr. Wright was elected an independent director of Zweig Fund and Zweig Total Return Fund, where he served as chairman of the audit committees and the designated financial expert. With the restructuring of these funds in 2016, he became an advisory director to Virtus Closed End Funds. He is a founding partner of the Acumen Fund, a non-profit global venture that uses entrepreneurial approaches to solve the problems of global poverty, and a founding trustee of Donors Choose, which uses the internet to connect public school teachers to donors who fund specific project proposals for materials or experiences their students need to learn. He also serves as a trustee of the Doris Duke Charitable Foundation.

There is no arrangement or understanding between Mr. Wright and any other person pursuant to which he was appointed as director of the Company, nor is there any family relationship between Mr. Wright and any of the Company’s directors or other executive officers. Further, with regard to Mr. Wright, there are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company is a participant that would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”).

Mr. Van Zijl is the founder of RVZ Strategic Advisors, LLC, which provides consulting services on middle market private equity and credit opportunities in the insurance, specialty finance, and asset management industries. Prior to founding RVZ Strategic Advisors, LLC in 2012, Mr. Van Zijl served as a Managing Director of Fortress Investment Group from 2010 through 2012, where he focused on private equity opportunities in the financial institution, transportation, and telecommunications industries, and as Managing Director and Head of US Leveraged Finance, Leveraged Loans, and Mezzanine Finance at Barclays Capital from 2006 through 2009. He also served as Managing Director of Goldman, Sachs & Co. from 1998 through 2006, where he worked in leveraged finance.

There is no arrangement or understanding between Mr. Van Zijl and any other person pursuant to which he was appointed as director of the Company, nor is there any family relationship between Mr. Van Zijl and any of the Company’s directors or other executive officers. Further, with regard to Mr. Van Zijl, there are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company is a participant that would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

The Board has determined that both Mr. Wright and Mr. Van Zijl are independent within the meaning of the independence standards of the Investment Company Act of 1940, as amended, and the listing rules of the Nasdaq Stock Market (“Nasdaq”).

As previously reported, on June 22, 2018, the Company provided formal notice to Nasdaq acknowledging that, as a result of Steven H. Reiff’s resignation from the Board, the Company was not in compliance with Nasdaq’s  audit committee requirements. Under Nasdaq Listing Rule 5605(c)(2)(A), an audit committee must be comprised of at least three independent directors. As of the effective time of Mr. Reiff’s resignation, the Audit Committee was comprised of two directors, each of whom was independent under the Nasdaq Listing Rules. As a result of the appointment of Messrs. Wright and Van Zijl to the Audit Committee, there are now four  directors serving on the Audit Committee, each of whom is independent under the Nasdaq Listing Rules. The Company therefore is in compliance with Nasdaq’s audit committee requirements as set forth in Nasdaq Listing Rule 5605(c)(2)(A) within the cure period provided by Nasdaq.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCENTRA CAPITAL CORPORATION
Date: September 20, 2018
	By:	/s/ Ellida McMillan
Name: Ellida McMillan Title: Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary